Exhibit 99.1

IceWEB, Inc. Secures $3 Million Investment for Series C Preferred Stock

9:19 am ET 07/29/2009- Business Wire

DULLES, Va.--(BUSINESS WIRE)--

Iceweb, Inc.(TM) (OTCBB:IWEB), www.iceweb.com , today announced that it has entered into a definitive agreement with a technology and energy focused fund (the “Investor”), which has offices in New York and California, under which the Company has secured a $3 million investment (the “Investment”). Proceeds from the Investment will be used to fund operations and working capital needs of the Company.

IceWEB, Inc. believes that this timely infusion of capital will more than adequately fund the company’s Operations, Research and Development and Sales efforts until the company reaches sustainable profitability. Based on the terms and certain market conditions and thresholds of the Investment, the Company may drawdown funds from the Investor through the issuance of Series C Preferred Stock (the “Preferred Stock”) and Two-year warrants exercisable for shares of the Company’s Common Stock having a value equal to 135% of the drawdown amount. The Preferred Stock will accrue dividends at an annual rate of 10%, which will be paid in additional Preferred Stock upon redemption or repurchase. The Preferred Stock is redeemable after the fifth anniversary of the drawdown date and can be repurchased by the Company at anytime under certain circumstances.

John R. Signorello, Chief Executive Officer and Chairman of IceWEB, Inc. commented, “We are fortunate to have found the right financial partner with the right financial product at the right time. Having access to capital during these turbulent economic times is a testament to our business model and market space. Our products are positioned to take advantage of the brisk growth in data storage and cloud computing. We are experiencing very significant levels of interest in our newly launched Iplicity(TM) Control Environment (ICE) and believe this capital infusion will allow us to further our already strong competitive advantage against less nimble legacy storage product providers.”

To learn more about IceWEB’s complete line of products, please visit www.IceWEB.com.

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures and markets storage solutions and on-line cloud computing application services. Its customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB). For more information, please visit www.IceWEB.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC, which are available on its website at: http://www.sec.gov .

We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Source: IceWEB, Inc.